UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 7, 2016

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Amendment to Loan Agreement

On April 7, 2016, TearLab Corporation (the “Company” or “TearLab”) entered into an amendment (the “Amendment”) to its Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, and by Amendment 2, dated as of August 6, 2015, and Amendment 3, dated as of December 31, 2015 by and among the Company, certain of its subsidiaries from time to time party thereto as guarantors and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds as lenders (the “Loan Agreement”). The Amendment changes the required minimum revenue levels under the Loan Agreement from $30 million to $27 million for 2016, from $45 million to $31 million for 2017, from $60 million to $36 million for 2018, from $75 million to $45 million for 2019, and from $85 million to $55 million for 2020. In addition, the Amendment changes the minimum liquidity covenant, which previously required the greater of $5 million or the minimum cash balance required by permitted senior debt, to $5 million. In addition, under the Amendment, the guaranty given by OcuHub, LLC (“OcuHub”), an entity that was formerly a subsidiary of the Company prior to the completion of the transaction described in Item 8.01 below, of the Company’s indebtedness owed under the Loan Agreement, as well as its other obligations under the Loan Agreement was released. Also, pursuant to the Amendment, the exercise price of the warrants issued by the Company on October 8, 2015 to certain affiliated funds of CRG LP (formerly known as Capital Royalty) to purchase an aggregate of 350,000 shares of common stock of the Company was reduced from $5.00 per share to $1.50 per share.

The foregoing description of the Amendment is qualified in its entirety by the terms and conditions of the Amendment, the form of which will be attached as an exhibit to the Company’s next Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities.

On April 7, 2016, as additional consideration for the Amendment, the Company issued warrants to purchase an aggregate of 350,000 shares of common stock of the Company to certain affiliated funds of CRG LP (formerly known as Capital Royalty) (the “Warrants”).

The Warrants are exercisable at an exercise price of $1.50 per share until the earlier of April 7, 2021 or an acquisition of the Company (as described in Section 8 of the Warrant). The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to customary adjustments in the event of stock splits and other corporate events as set forth in the Warrants. The holders of the Warrants have the right to net exercise any outstanding Warrants for shares of common stock of the Company.

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, for the issuance of the Warrants and the shares of common stock of the Company issuable pursuant to such Warrants.

The foregoing description of the Warrants is qualified in its entirety by the terms and conditions of the Warrants, the form of which will be attached as an exhibit to the Company’s next Form 10-Q.

Item 8.01. Other Events

On April 8, 2016, OcuHub Holdings, Inc., a wholly owned subsidiary of the Company, completed the sale of 10,167.5 units of OcuHub to an OcuHub executive and an unrelated third party. OcuHub Holdings, Inc. currently owns approximately 10.5% of OcuHub on a fully diluted basis (including all outstanding options and profits interests). As noted in earlier releases, the Company expects the divestment of such OcuHub equity to reduce the Company’s operating expenses by $3.5 million on an annualized basis.

Forward-Looking Statements

In order to provide TearLab’s investors with an understanding of our current intentions and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this Current Report on Form 8-K include, among others, statements relating to cost savings associated with the divestment of such OcuHub equity referenced herein.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including market risk and the risks we identify in reports filed with the SEC.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the SEC. TearLab does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Wes Brazell
Wes Brazell Chief Financial Officer

Date: April 13, 2016